UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2008

VERSAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2008, the Board of Directors of Versar, Inc. (the “Company”) approved amendments to, including an extension of, its existing Change in Control Severance Agreements with its executive officers.  As amended and extended, the Change in Control Severance Agreements will expire upon the earlier of March 17, 2010 or the date on which an executive officer ceases to serve in his or her current position with the Company, in each case prior to the occurrence of a Potential Change in Control or a Change in Control as defined in the agreement.  If a Change in Control occurs during the term of the Change in Control Severance Agreement, the above termination dates will not apply and the agreement will terminate only on the last day of the 24th calendar month beginning after the calendar month in which the Change in Control occurred.  The amendments to the Change in Control Severance Agreement form were intended to conform the agreement to the requirements of Section 409(a) under the Internal Revenue Code, to ensure that the benefits provided upon a triggering termination under the Change in Control Severance Agreement are consistent with the benefits currently provided by Versar, to clarify the definition of a disability to ensure that termination for disability occurs only if the executive officer suffers from a physical or mental illness that is determined to be total and permanent, and to clarify other definitions and conform to current best practices standards.

Under the Change in Control Severance Agreement, as amended, severance benefits are payable to an executive officers if, during the term of the agreement and after a Change in Control (as defined) has occurred, the executive’s employment is terminated by the Company without Cause, other than as a result of disability or death, or the executive resigns for Good Reason, in each case as defined in the Change in Control Severance Agreement.  Severance benefits will also be triggered if, after a Potential Change in Control, but before an actual Change in Control, the executive’s employment is terminated without Cause or the executive resigns for Good Reason, if the termination is at the direction of a person who has entered into an agreement with the Company that will result in a Change in Control or the event constituting Good Reason is at the direction of such a person.  Finally, benefits will be triggered if a successor to the Company fails to assume the agreement.

Severance benefits include a lump sum payment equal to (i) two times the executive’s annual base salary, or, if higher, the annual base salary in effect immediately before the Change in Control, Potential Change in Control or Good Reason event, and (ii) two times the higher of the amount paid to the executive under any existing bonus or incentive plan in the prior calendar year or in the calendar year preceding the year in which the Change in Control occurred.  An executive receiving severance benefits also receives a cash lump sum equal to unpaid incentive compensation that has been allocated or awarded under any existing bonus or incentive plans for measuring periods completed before severance benefits become payable.  All unvested options to purchase common stock will immediately vest and remain exercisable for the longest period permitted under the applicable plan.  All unvested stock awards will also immediately vest.  Further, the executive is entitled to continue group health and dental insurance coverage for a period of 18 months, continued life, disability and accident benefits for a period of 24 calendar months and a lump sum payment of $16,000 in lieu of medical and tax accounting benefits made available by the Company to its officers.  Finally, the Company provides certain medical benefits to retired CEOs and Vice Presidents.  If a retired CEO or Vice President becomes entitled to severance benefits under a Change in Control Severance Agreement, they will be deemed to have retired for purposes of this benefit and will receive continued medical benefits.  The agreements provide that benefits will be reduced to the extent necessary to avoid excise taxes under Section 280(g) of the Internal Revenue Code and payments may be delayed in order to ensure deductibility under Section 162(m) of the Internal Revenue Code.

A copy of the amended form of Change in Control Severance Agreement is filed with this Report as Exhibit 10.1 and incorporated by reference herein.  The foregoing description of the Change in Control Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.

Amended Change in Control severance agreements were entered into by the following executive officers with an effective date of March 17, 2008:

Lawrence W. Sinnott, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer;
James C. Dobbs, Senior Vice President, General Counsel and Secretary;
Paul W. Kendall, Senior Vice President, Global Marketing and Planning;
Michael J. Abram, Senior Vice President, Mergers and Acquisition Efforts; and
Jeffrey A. Wagonhurst, Senior Vice President, Program Management Group.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

10.1	Form of Change in Control Severance Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 7, 2008	VERSAR, INC.

	By:	/s/ James C. Dobbs
James C. Dobbs
Senior Vice President and General Counsel